Exhibit 23.4

CONSENT OF ERNST & YOUNG LLP (Relating to Georgia Gulf Corporation)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statements (Form S-1 and S-4 Amendment No. 1; Registration No. 333-183727) and the related Prospectus of Eagle Spinco Inc. in connection with the registration of common shares and to the incorporation by reference therein of our reports dated February 24, 2012, with respect to the consolidated financial statements and schedule of Georgia Gulf Corporation, and the effectiveness of internal control over financial reporting of Georgia Gulf Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

October 16, 2012